Cibus Reports Second Quarter 2023 Financial Results and Provides Business Update

Two gene editing pioneers closed merger to create a leading agricultural gene editing company with an expanded portfolio of patents, patents pending, and exclusive licenses to core technologies for gene editing of plants.

Important greenhouse data continues to show promising results for Cibus’ first disease resistance trait for Sclerotinia resistance.

Begins commercialization process for its three developed traits with initial transfers to customers: pod shatter reduction in canola and HT1 and HT3 in rice.

Opens first stand-alone high-throughput (gene editing) breeding facility for trait production to support the commercial launch of its first three developed traits across canola, winter oilseed rape, and rice, and the development of its advanced traits.

The European Union proposes new regulation for new genomic techniques (NGTs) that would regulate Cibus’ traits such as pod shatter reduction and Sclerotinia disease resistance as "conventional-like" (breeding).

Signs collaboration agreement with Bayer Ag to evaluate Cibus’ Trait Machine™ platform and capabilities.

Management to host a conference call webcast Thursday, August 10th at 8:00 a.m. ET

SAN DIEGO, August 9, 2023 – Cibus, Inc. (Nasdaq: CBUS), a leading agricultural technology company that develops and licenses plant traits to seed companies, today announced its financial results for the quarter ended June 30, 2023, and provided a business update.

“Since January, when Cibus Global, LLC and Calyxt, Inc. signed an agreement to merge, the combined company has made incredible progress hitting our established milestones, including closing the merger transactions on May 31, 2023, and, in so doing, beginning to establish Cibus’ high-throughput plant breeding platform as a standard for plant based gene editing,” stated Rory Riggs, Chairman and CEO of Cibus, Inc. “This year we began commercializing our first three trait products by sending customers initial transfers of their elite germplasm with Cibus traits. We also made significant progress in the advancement of the next three traits in our pipeline." Mr. Riggs continued, "In addition, we opened the world’s first stand-alone high-throughput trait development facility for editing plants to support the commercial expansion of our trait business. Finally, and most importantly, we are seeing customer demand for our offerings, evidenced by the signing of multiple breeding collaborations with major global seed companies.”

As part of our breeding collaboration programs, Cibus is pleased to share that it has recently entered into a collaboration agreement with Bayer Ag to evaluate Cibus’ Trait Machine, its high-throughput (gene editing) breeding platform, and capabilities. Cibus will leverage its Trait Machine process anchored by its patented Rapid Trait Development System™, RTDS®, to evaluate new techniques applicable to Bayer Ag germplasm.

Stated Mr. Riggs, “Cibus’ RTDS is the set of proprietary technologies used in the Trait Machine process to integrate crop specific cell biology platforms with a series of gene editing technologies to enable a system of end-to-end crop specific precision breeding. Importantly, the traits from the Trait Machine are indistinguishable from traits developed using conventional breeding or from nature. Under the European Commission's July 2023 proposed regulations, products from Cibus’ RTDS gene edited traits would be regulated as “conventional-like” (breeding) traits, as they already are in the United States. Cibus believes that RTDS and the Trait Machine process represents a technological breakthrough in plant breeding that is the ultimate promise of plant gene editing: high-throughput gene editing systems operating as an extension of breeding programs.”

“The merger and the achievements of our 2023 milestones are important elements of our business plan. Together they provide critical building blocks in establishing Cibus in the trait business and in our position as a leader in high-throughput (gene editing) plant breeding. Our recent collaboration agreements, such as today’s announcement of our breeding collaboration with Bayer Ag, move us closer to establishing our vision of high-throughput plant breeding operating as a technological extension of conventional breeding programs.” Added Mr. Riggs. “In our vision, the goal is to establish crop-by-crop collaborations with seed companies to develop a new era of plant traits that can make farming more productive and profitable and address the sustainability needs in each crop created by climate change.”

Major Milestones Achieved in 2023
•First transfers of Cibus' three developed traits to customers in their elite germplasm. The first trait transfer was Cibus’ pod shatter reduction trait in canola, which was transferred to Nuseed in its elite germplasm. Following that transfer, in April 2023, Cibus transferred its HT1 and HT3 traits in rice to Nutrien in its elite germplasm.

•The opening of Cibus' 32,000 square foot Oberlin facility in San Diego which houses its proprietary Trait Machine™ process. This is the first semi-automated, high-throughput, end-to-end, trait production system providing a time bound, predictable, and reproducible breeding system for gene editing of commercial plants. The facility provides Cibus with the gene editing production capacity to support the commercial launch of its first three developed traits across canola, winter oilseed rape, and rice. This facility will also be central to Cibus' expected soybean trait business.

•In addition to its three developed traits, Cibus has three additional traits in development. Two of these traits, Sclerotinia resistance and HT2, are progressing through the greenhouse and to the field. Cibus announced that additional greenhouse test results had demonstrated successful resistance against white mold, Sclerotinia, in canola. These greenhouse tests showed both an enhanced and an additional mode of action from previously noted field trial results of the Cibus Sclerotinia resistance trait. Together, these two different modes of action provide an increased level of resistance against Sclerotinia than each alone. The Sclerotinia resistance trait is expected to enable yield improvement, cost reduction, and lower usage of fungicides.

•In July 2023, as part of its Farm to Fork initiative, the European Union proposed new regulations for New Genomic Techniques (NGTs). Under the proposed regulations, if adopted, Cibus’ traits such as pod shatter reduction and Sclerotinia disease resistance, would be regulated as “conventional-like” (breeding). If approved by the EU Parliament and Council (Member States), this change would be a watershed moment for the trait business. It would open up the gene edited trait business to the 100 million plus acres of farmland in the EU. In addition, it would be a critical point of inflection for the progress globally to treat gene edited traits like conventional breeding.

Future 2023 Milestones

In addition to the milestones that Cibus has already accomplished this year, Cibus has several important milestones that it expects to accomplish in the second half of 2023.

•Successfully validate its Trait Machine process in a customer’s elite soybean germplasm. In addition, Cibus expects to begin editing in its soybean platform in 2023.

•Transfer up to five additional seed company partners its pod shatter reduction trait in the customers’ elite germplasm.

•Initiate field trials in the UK for winter oilseed rape.

•Release additional greenhouse and field data associated with its Sclerotinia resistance trait and its HT2 trait.

•Initiate editing for its initial mode of action for nitrogen-use efficiency in canola.
•Enter into additional breeding collaborations in North America and South America for its HT1 and HT3 traits.

Second Quarter 2023 Financial Results

•Cash position: Cash and cash equivalents as of June 30, 2023, was $50.9 million. The Company believes cash and cash equivalents will enable Cibus to fund planned operating expenses and capital expenditure requirements into the first quarter of 2024.
•Research and development (R&D) Expense: R&D expense was $8.4 million for the quarter ended June 30, 2023, compared to $3.2 million in the year-ago period. The increase of $5.2 million is primarily related to increased lab supply and facility expenses, an increase in employee headcount, and an increase in stock-based compensation expense for restricted stock award grants and the acceleration of share vesting associated with stock award agreements due to the acquisition of Cibus Global, LLC.
•Selling, general, and administrative (SG&A) expense: SG&A expense was $11.1 million for the quarter ended June 30, 2023, compared to $3.6 million in the year-ago period. The increase of $7.5 million is primarily related to an increase in headcount, increased consulting and legal fees, and an increase in stock-based compensation expense for restricted stock award grants and the acceleration of share vesting associated with stock award agreements due to the acquisition of Cibus Global, LLC.
•Non-operating income (expenses): Non-operating income was $1.3 million for the quarter ended June 30, 2023, compared to $4.3 million in the year-ago period. The decrease of $3.0 million in non-operating income is due to changes in the fair value of the liability classified Class A common stock warrants.
•Net loss: Net loss was $20.5 million for the quarter ended June 30, 2023, compared to $2.5 million in the year-ago period.
•Net loss per share of Class A common stock was $(3.05) for the quarter ended June 30, 2023, compared to $(2.66) in the year-ago period.

Conference Call and Webcast Information: Cibus will host a live webcast on Thursday, August 10, 2023, at 8:00 a.m. Eastern Standard Time to discuss its second quarter 2023 financial results and provide a business update. To access the live webcast, go to the investor relations section of Cibus’ website at https://investor.cibus.com/news-events/events. Interested parties participating by phone will need to register using this form: https://register.vevent.com/register/BI6b5a9b78bcd44a15a38e13475fa10226. After registering for dial-in details, all phone participants will receive an auto-generated e-mail containing a link to the dial-in number along with a personal PIN number to use to access the event by phone. Following the event, a replay will be archived there for 30 days under the investor relations section of Cibus’ website at https://investor.cibus.com/news-events/events.

About the Trait Machine Process (the Trait Machine™)
The Trait Machine is a dedicated semi-automated end-to-end process for precision gene editing that delivers trait products that integrate into our seed company customers' breeding programs. It is a process of gene editing at scale and speed that uses the world’s best crop genetics (a seed company’s elite germplasm or seeds). The Trait Machine is based on Cibus’ proprietary Rapid Trait Development System™, RTDS®. Under the recent European Commission's proposal on regulation of plants obtained from new genomic techniques, such as the traits from the Trait Machine would be regulated as “conventional-like” (breeding).

Cibus believes that RTDS and the Trait Machine represents a technological breakthrough in plant breeding that is the ultimate promise of plant gene editing, a dedicated “industrial” breeding process at scale whose trait products are indistinguishable from conventional breeding or nature, and a process that provides the ability to change the scale and range of possible genetic solutions from breeding and with it, to develop the desired characteristics or traits needed for greater farming sustainability and food security with greater speed and accuracy.

Cibus’ recently opened the Oberlin Facility which is the first dedicated Trait Machine facility. It is modeled on high quality biologics manufacturing processes from the pharmaceutical industry. The Trait Machine process is crop specific. It is currently operational for canola, winter oilseed rape, and rice. Cibus plans to extend this to soybean, corn, and wheat. Cibus expects the soybean platform Trait Machine process to be operational in the second half of 2023. The promise is that, at scale and with the additional Trait Machine crop platforms, Cibus will be able to launch important multi-crop traits simultaneously across multiple crops.

About Cibus
Cibus is part of the multi-billion-dollar plant seed industry. Cibus is the leader in the new era of high-throughput gene editing technology that can develop plant traits precisely and predictably at a fraction of the time and cost of conventional breeding. Cibus is not a seed company. It is a technology company that develops and licenses traits to seed companies in exchange for royalties on seed sales. Cibus’ target market is productivity traits that improve yields, lower input costs such as chemicals, and increase the sustainability and profitability of farming. It has a pipeline of six productivity traits including important traits for pod shatter reduction, disease resistance, and nitrogen-use efficiency. Cibus’ focus is scale, multi-crop traits that can impact greater than 100 MM acres.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of applicable securities laws, including The Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included herein, including statements regarding the benefits of the Merger, Cibus’ operational and financial performance, Cibus’ strategy, future operations, prospects and plans, and the anticipated regulatory environment are forward-looking statements. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “intend”, “expect,” “plan,” “scheduled,” “could,” “would” and “will,” or the negative of these and similar expressions.

These forward-looking statements are based on the current expectations and assumptions of Cibus’ management about future events, which are based on currently available information. These forward-looking statements are subject to numerous risks and uncertainties, many of which are difficult to predict and beyond the control of Cibus. Cibus’ actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: risks associated with the possible failure to realize certain anticipated benefits of the merger between Cibus Global, LLC and Calyxt, Inc. (Merger Transactions); the effect of the completion of the Merger Transactions on Cibus’ business relationships, operating results, and business generally; the outcome of any litigation related to the Merger Transactions; changes in expected or existing competition; challenges to Cibus’ intellectual property protection and unexpected costs associated with defending intellectual property rights; increased or unanticipated time and resources required for Cibus’ platform or trait product development efforts; Cibus’ reliance on third parties in connection with its development activities; challenges associated with Cibus’ ability to effectively license its productivity traits and sustainable ingredient products; the risk that farmers do not recognize the value in germplasm containing Cibus’ traits or that farmers and processors fail to work effectively with crops containing Cibus’ traits; challenges that arise in respect of Cibus’ production of high-quality plants and seeds cost effectively on a large scale; Cibus’ need for additional funding to finance its activities and challenges in obtaining additional capital on acceptable terms, or at all; Cibus’ dependence on distributions from Cibus Global, LLC to pay taxes and cover its corporate and overhead expenses; regulatory developments that disfavor or impose significant burdens on gene-editing processes or products; Cibus’ ability to achieve commercial success; commodity prices and other market risks facing the agricultural sector; technological developments that could render Cibus’ technologies obsolete; changes in macroeconomic and market conditions, including inflation, supply chain constraints, and rising interest rates; dislocations in the capital markets and challenges in accessing liquidity and the impact of such liquidity challenges on Cibus’ ability to execute on its business plan; and other important factors discussed in “Risk Factors of Cibus, Inc.” filed as Exhibit 99.3 with Cibus’ Current Report on Form 8-K, which was filed with the

Securities and Exchange Commission (the “SEC”) on June 1, 2023, and any additional “Risk Factors” identified in Cibus’ subsequent reports on Forms 10-Q and 8-K filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Cibus’ assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves such risks and uncertainties. Accordingly, the Company could use its available capital resources sooner than it currently expects.

In addition, the forward-looking statements included in this press release represent Cibus’ views as of the date hereof. Cibus specifically disclaims any obligation to update such forward-looking statements in the future, except as required under applicable law. These forward-looking statements should not be relied upon as representing Cibus’ views as of any date subsequent to the date hereof.

CIBUS CONTACTS:

INVESTOR RELATIONS
Karen Troeber
ktroeber@cibus.com
858-450-2636

MEDIA RELATIONS
Theodore Lowen
tlowen@cibus.com
914-343-6794

Colin Sanford
colin@bioscribe.com
203-918-4347

CIBUS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited and in Thousands, Except Par Value and Share Amounts)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$50,895	$3,427
Restricted cash	—	99
Accounts receivable	858	—
Prepaid expenses and other current assets	3,093	606
Total current assets	54,846	4,132
Property, plant, and equipment, net	14,989	4,516
Operating lease right-of-use assets	22,550	13,615
Intangible assets, net	135,379	158
Goodwill	585,266	—
Other non-current assets	1,238	—
Total assets	$814,268	$22,421
Liabilities, redeemable noncontrolling interest, and stockholders’ equity
Current liabilities:
Accounts payable	$3,960	$340
Accrued expenses	5,036	173
Accrued compensation	4,378	107
Due to related parties	—	175
Deferred revenue	1,547	107
Current portion of notes payable	1,562	—
Current portion of financing lease obligations	164	97
Current portion of operating lease obligations	5,102	367
Class A common stock warrants	662	291
Other current liabilities	34	5
Total current liabilities	22,445	1,662
Notes payable, net of current portion	719	—
Operating lease obligations, net of current portion	18,870	13,447
Royalty liability - related parties	148,977	—
Other non-current liabilities	2,078	79
Total liabilities	193,089	15,188

	June 30, 2023	December 31, 2022
Redeemable noncontrolling interest	136,866	—
Stockholders’ equity:
Class A common stock, $0.0001 par value; 210,000,000 shares authorized; 16,639,045 shares issued and 16,606,401 shares outstanding as of June 30, 2023, and 978,912 shares issued and 976,908 shares outstanding as of December 31, 2022	8	5
Class B common stock, $0.0001 par value; 90,000,000 shares authorized; 4,642,636 shares issued and outstanding as of June 30, 2023, and no shares authorized; and no shares issued and outstanding as of December 31, 2022	—	—
Additional paid-in capital	722,327	220,422
Class A common stock in treasury, at cost; 32,647 shares as of June 30, 2023, and 2,007 shares as of December 31, 2022	(1,785)	(1,043)
Accumulated deficit	(236,235)	(212,151)
Accumulated other comprehensive loss	(2)	—
Total stockholders’ equity	484,313	7,233
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$814,268	$22,421

CIBUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in Thousands, Except Share and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Revenue	$197	$41	$239	$73
Total revenue	197	41	239	73
Operating expenses:
Research and development	8,429	3,250	10,638	6,191
Selling, general, and administrative	11,079	3,556	13,375	6,736
Total operating expenses	19,508	6,806	24,013	12,927
Loss from operations	(19,311)	(6,765)	(23,774)	(12,854)
Royalty liability interest expense - related parties	(2,617)	—	(2,617)	—
Interest, net	99	(16)	78	(33)
Non-operating income (expenses)	1,320	4,296	410	4,783
Loss before income taxes	(20,509)	(2,485)	(25,903)	(8,104)
Income taxes	—	—	—	—
Net loss	$(20,509)	$(2,485)	$(25,903)	$(8,104)
Net loss attributable to redeemable noncontrolling interest	(1,819)	—	(1,819)	—
Net loss attributable to Cibus, Inc.	$(18,690)	$(2,485)	$(24,084)	$(8,104)
Basic and diluted net loss per share of Class A common stock	$(3.05)	$(2.66)	$(6.73)	$(9.14)
Weighted average shares of Class A common stock outstanding – basic and diluted	6,136,114	933,274	3,576,350	887,096

CIBUS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in Thousands)

	Six Months Ended June 30,
	2023	2022
Operating activities
Net loss	$(25,903)	$(8,104)
Adjustments to reconcile net loss to net cash used by operating activities:
Royalty liability interest expense - related parties	2,617	—
Depreciation and amortization	1,191	763
Stock-based compensation	5,842	1,855
Change in fair value of liability classified Class A common stock warrants	371	(4,723)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,377	—
Due to/from related parties	(95)	(71)
Prepaid expenses and other current assets	47	5
Accounts payable	(2,270)	(114)
Accrued expenses	1,296	(87)
Accrued compensation	1,411	(250)
Deferred revenues	251	(74)
Right-of-use assets and lease liabilities, net	49	100
Other assets and liabilities, net	(303)	(576)
Net cash used by operating activities	(14,119)	(11,276)
Investing activities
Cash acquired from merger with Cibus Global, LLC	59,381	—
Purchases of property, plant, and equipment	(560)	(1,289)
Net cash provided by (used) by investing activities	58,821	(1,289)
Financing activities
Proceeds from Class A common stock issuance	—	11,209
Costs incurred related to the issuance of Class A common stock	—	(961)
Proceeds from draws on revolving line of credit from Cibus Global, LLC	2,500	—
Payment of taxes related to vested restricted stock units	(742)	—
Proceeds from issuance of notes payable	1,287	—
Repayments of financing lease obligations	(110)	(190)
Repayments of notes payable	(273)	—
Net cash provided by financing activities	2,662	10,058
Effect of exchange rate changes on cash and cash equivalents	5	—
Net increase (decrease) in cash, cash equivalents, and restricted cash	47,369	(2,507)
Cash, cash equivalents, and restricted cash – beginning of period	3,526	14,421
Cash, cash equivalents, and restricted cash – end of period	$50,895	$11,914